Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                           Contacts:
New York, N.Y. 10022                                                                                                                                    James N. Fernandez
                      (212) 230-5315
                                 Mark L. Aaron
                                 (212) 230-5301

TIFFANY RAISES FULL YEAR OUTLOOK
 BASED ON STRONG HOLIDAY SALES

New York, N.Y., January 11, 2011 – Tiffany & Co. (NYSE: TIF) reported that its worldwide net sales in the two-month holiday period ended December 31, 2010 rose 11% over the prior year. Management has increased its earnings outlook for the fiscal year ending January 31, 2011 to reflect these higher-than-expected holiday period results.

Worldwide net sales increased 11% to $888.5 million in the holiday period. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales and comparable store sales increased 10% and 8% (see attached “Non-GAAP Measures” schedule). Results are based on unaudited sales.

Net sales highlights by segment:
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Sales in the Americas region, which includes the U.S., Canada and Latin/South America, increased 9% to $484.8 million. On a constant-exchange-rate basis, sales rose 9% and comparable store sales increased 7% (comparable Americas’ branch store sales rose 8% and sales in the New York flagship store increased 3%). Internet and catalog sales in the Americas increased 8%.

•	Sales in Japan increased 11% to $142.5 million. On a constant-exchange-rate basis, total sales and comparable store sales rose 3% and 2%.

•	Sales in the Asia-Pacific region rose 23% to $138.9 million. On a constant-exchange-rate basis, sales increased 18% due to growth in most countries, and comparable store sales rose 15%.
•	Sales in Europe increased 13% to $114.9 million. On a constant-exchange-rate basis, sales rose 21% due to growth in the U.K. and most of continental Europe, and comparable store sales increased 15%.

•
During the holiday period, the Company opened: U.S. stores in Houston, Jacksonville and Los Angeles; Asia-Pacific stores in China (Kunming) and Korea (Seoul); and European stores in Spain (Barcelona) and the U.K. (London). At December 31, 2010, the Company operated 232 stores (96 in the Americas, 56 in Japan, 51 in Asia-Pacific and 29 in Europe), versus 220 stores a year ago (91 in the Americas, 57 in Japan, 45 in Asia-Pacific and 27 in Europe).

•
Other sales declined 45% to $7.4 million. This resulted from an expected decrease in wholesale sales of rough diamonds (following higher-than-normal sales in the previous year), partly offset by increased wholesale sales of finished goods to independent distributors within emerging markets.

Michael J. Kowalski, chairman and chief executive officer, said, “We are very pleased with this worldwide sales growth, and with the increases we saw in every region in both months of the holiday period. Healthy sales growth was seen across most product categories, with particular strength in Tiffany’s fine jewelry collections, diamond engagement rings and fashion gold jewelry, although with limited growth in silver jewelry sales.”

He added, “Based on these better-than-expected results, Tiffany is on track to achieve record sales and earnings (excluding nonrecurring items) in the fiscal year ending January 31, 2011. We now expect net sales of almost $3.1 billion and net earnings from continuing operations (excluding nonrecurring items) of $2.83 - $2.88 per diluted share, versus a previous forecast made in November of $2.72 - $2.77.”

Next Scheduled Announcement:
The Company expects to report fourth quarter and full year results on Monday March 21, 2011 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates

TIFFANY & CO. retail stores and boutiques in the Americas, Japan, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to net sales and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales
The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

Two Months Ended December 31, 2010
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	11%	1%	10%
Americas	9%	— %	9%
Asia-Pacific	23%	5%	18%
Japan	11%	8%	3%
Europe	13%	(8)%	21%
Comparable Store Sales:
Worldwide	10%	2%	8%
Americas	7%	— %	7%
Asia-Pacific	19%	4%	15%
Japan	10%	8%	2%
Europe	8%	(7)%	15%

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